UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

MEDICAL TRANSCRIPTION BILLING, CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36529	22-3832302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873

(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 4, 2018, Medical Transcription Billing, Corp. (“MTBC”) executed an asset purchase agreement (“APA”) to acquire substantially all of the revenue cycle, practice management, and group purchasing organization assets of Orion Healthcorp Inc., and 13 of its affiliates, (together “Orion”), for a purchase price equal to approximately between $10-12 million. The actual purchase price will be determined prior to closing and may be up to or more than $12 million. MTBC will deposit $1 million into escrow, which will be credited towards the purchase price at closing or returned to MTBC if the transaction is terminated for reasons other than a breach by MTBC. The purchase price will be paid in cash and the assumption of certain specified liabilities.

Orion has pending cases under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York (the “Bankruptcy Court”). The sale of Orion’s medical billing business assets will be conducted under the auction process of Section 363 of the Bankruptcy Code, and the APA will serve as a stalking horse bid that will be subject to potentially higher and otherwise better bids from other bidders at the proposed auction. If the APA is terminated Orion must pay a break-up fee to MTBC equal to $400,000 and reimburse MTBC’s expenses of up to $200,000.

The APA also remains subject to the satisfaction of certain closing conditions, including Bankruptcy Court approval and the absence of certain material adverse events. No assurance can be given that the proposed transaction with Orion will be consummated at all or, if consummated, will be consummated on the terms and conditions set forth in the APA.

The foregoing description of the APA does not purport to be complete and is qualified entirely by reference to the complete text of such document, a copy of which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

10.1       Asset Purchase Agreement dated May 4, 2018, by and between MTBC, and Orion Healthcorp., Inc.

99.1       Press Release, dated May 7, 2018 announcing MTBC’s signing of the Asset Purchase Agreement.

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SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Medical Transcription Billing, Corp.

Date:	May 7, 2018	By:	/s/ Stephen Snyder
Stephen Snyder
Chief Executive Officer

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